Exhibit 99.1

Solera Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2011 Results

Fiscal Year Revenue of $684.7 million, up 8.4% on a GAAP Basis and up 8.1% on a Constant Currency Basis; Fourth Quarter Revenue of $182.1 million, up 17.7% on a GAAP Basis and up 8.1% on a Constant Currency Basis; Company Issues Guidance for Fiscal Year 2012

WESTLAKE, Aug 24/PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the fourth quarter and fiscal year 2011.

Results for the Fourth Quarter and Fiscal Year Ended June 30, 2011:

GAAP Results

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Revenue for fiscal year 2011 was $684.7 million, an 8.4% increase over the prior fiscal year revenue of $631.3 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for fiscal year 2011 increased by approximately 8.1% over the prior fiscal year revenue;

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Revenue for the fourth quarter was $182.1 million, a 17.7% increase over the prior year fourth quarter revenue of $154.7 million. After adjusting for FX Changes, revenue for the fourth quarter increased by approximately 8.1% over the prior year fourth quarter revenue;

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Net income attributable to Solera Holdings, Inc. for fiscal year 2011 was $157.4 million, an 86.4% increase over the prior fiscal year net income attributable to Solera Holdings, Inc. of $84.4 million, which increase is primarily attributable to the release of the valuation allowance on our U.S. deferred tax assets in fiscal year 2011 as described below;

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Net income attributable to Solera Holdings, Inc. for the fourth quarter was $17.2 million, a 7.2% decrease over the prior year fourth quarter net income attributable to Solera Holdings, Inc. of $18.6 million;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the fiscal year was $2.22, an 85.0% increase over the prior fiscal year diluted net income attributable to Solera Holdings, Inc. per common share of $1.20, which increase is primarily attributable to the release of the valuation allowance on our U.S. deferred tax assets in fiscal year 2011 as described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the fourth quarter was $0.24, a 7.7% decrease over the prior year fourth quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.26.

“We are pleased with a solid finish to fiscal 2011. Our constant currency revenue for the year grew by 8.1% - in the middle of our total growth range of 7% to 9% - and our Adjusted EBITDA margin expanded by 165 basis points due to our operating discipline and leverage in our business,” said Tony Aquila, founder, Chairman and CEO of Solera Holdings, Inc. “As demonstrated by our recent dividend increase, we are enthusiastic about our prospects for continued profitable growth. Despite continued global economic volatility, we believe our diversification and multiple growth levers position us well for the future.”

Non-GAAP Results

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Adjusted EBITDA for fiscal year 2011 was $295.3 million, a 12.8% increase over the prior fiscal year Adjusted EBITDA of $261.9 million. After adjusting for FX Changes, Adjusted EBITDA for fiscal year 2011 increased by approximately 13.7% over the prior fiscal year;

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Adjusted EBITDA for the fourth quarter was $76.2 million, a 17.5% increase over the prior year fourth quarter Adjusted EBITDA of $64.9 million. After adjusting for FX Changes, Adjusted EBITDA for the fourth quarter of fiscal year 2011 increased by approximately 8.5% over the prior year fourth quarter Adjusted EBITDA;

•	Adjusted Net Income for fiscal year 2011 was $173.5 million, a 16.6% increase over the prior fiscal year Adjusted Net Income of $148.8 million;

•	Adjusted Net Income for the fourth quarter was $44.2 million, an 18.5% increase over the prior year fourth quarter Adjusted Net Income of $37.3 million;

•	Adjusted Net Income per diluted common share for fiscal year 2011 was $2.46, a 15.5% increase over the prior fiscal year Adjusted Net Income per diluted common share of $2.13.

•	Adjusted Net Income per diluted common share for the fourth quarter was $0.62, a 17.0% increase over the prior year fourth quarter Adjusted Net Income per diluted common share of $0.53.

Business Statistics

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EMEA revenues were $103.7 million and $390.5 million for the fourth quarter and the full fiscal year, respectively, representing a 19.3% increase and an 8.6% increase over the respective prior year periods. After adjusting for FX Changes, EMEA revenues for the fourth quarter and the full fiscal year increased 6.4% and 8.9% over the respective prior periods;

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Americas revenues were $78.3 million and $294.2 million for the fourth quarter and the full fiscal year, respectively, representing a 15.6% increase and an 8.3% increase over the respective prior year periods. After adjusting for FX Changes, Americas revenues for the fourth quarter and the full fiscal year increased 10.4% and 7.0% over the respective prior periods. After adjusting for FX Changes and revenue contributions from Explore Information Services, LLC, which we acquired in June 2011, Americas revenues for the fourth quarter and fiscal year 2011 grew approximately 4.5% and 5.5% over the respective prior year periods;

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Revenue from insurance company customers was $73.7 million and $275.1 million for the fourth quarter and the full fiscal year, respectively, representing an 18.7% increase and a 9.6% increase over the respective prior year periods. After adjusting for FX Changes, revenue from insurance company customers for the fourth quarter and the full fiscal year increased 9.8% and 8.8% over the respective prior periods;

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Revenue from collision repair facility customers was $64.6 million and $243.6 million for the fourth quarter and the full fiscal year, respectively, representing a 17.2% and an 8.0% increase over the respective prior year periods. After adjusting for FX Changes, revenue from collision repair facility customers for the fourth quarter and the full fiscal year increased 7.4% and 7.8% over the respective prior periods;

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Revenue from independent assessors was $18.9 million and $71.0 million for the fourth quarter and the full fiscal year, respectively, representing a 17.0% and a 6.6% increase over the respective prior year periods. After adjusting for FX Changes, revenue from independent assessors for the fourth quarter and the full fiscal year increased 3.8% and 7.8% over the respective prior periods;

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Revenue from automotive recycling, salvage and other customers was $24.9 million and $95.0 million for the fourth quarter and the full fiscal year, respectively, representing a 16.6% and a 7.6% increase over the respective prior year periods. After adjusting for FX Changes, revenue from automotive recycling, salvage and other customers for the fourth quarter and the full fiscal year increased 8.5% and 6.9% over the respective prior periods.

Fiscal Year 2012 Outlook:

Our initial outlook for our full fiscal year ending June 30, 2012 is as follows:

Full Fiscal Year
Revenues	$822 million – $832 million
Net income attributable to Solera Holdings, Inc.	$116 million – $121 million
Adjusted EBITDA	$360 million – $365 million
Adjusted Net Income	$204 million – $208 million
Adjusted Net Income per diluted common share	$2.85 – $2.90

The Fiscal Year 2012 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% income tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other foreign currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2010:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2009	$1.43	$1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49
Quarter ended September 30, 2010	1.29	1.55
Quarter ended December 31, 2010	1.36	1.58
Quarter ended March 31, 2011	1.37	1.60
Quarter ended June 30, 2011	1.44	1.63

During fiscal year 2011, as compared to fiscal year 2010, the movement of the U.S. dollar against most major foreign currencies in which we transact our business was mixed. Relative to the Euro, the average U.S. dollar strengthened by 2.0%, which decreased our revenues and expenses for fiscal year 2011 relating to the Euro markets in which we transact business. In contrast, the average U.S. dollar weakened versus the Pound Sterling by 0.6%, which increased our revenues and expenses for fiscal year 2011 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in increases or decreases, as the case may be, to our revenues of $7.1 million and $26.9 million during the fourth quarter and fiscal year ended June 30, 2011.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

GAAP Income Tax Provision:

In fiscal year 2011, we recognized an income tax benefit of $14.4 million, as compared to the $32.2 million income tax provision recognized in fiscal year 2010, reflecting the release of $55.2 million of the valuation allowance on our U.S. net deferred tax assets. The release of the valuation allowance resulted from our recent sustained history of operating profitability in the U.S. and Canada, and the determination by management that the future realization of the net deferred tax assets was more-likely-than-not. Additional details regarding the release of the valuation allowance on our U.S net deferred tax assets and the effect on the GAAP income tax provision will be provided during our August 24, 2011 conference call and in our Annual Report on Form 10-K for the period ended June 30, 2011 to be filed with the Securities and Exchange Commission by August 29, 2011.

Quarterly Dividend:

As we announced on August 15, 2011, our Board of Directors has approved the payment of a quarterly cash dividend of $0.10 per share of outstanding common stock and per outstanding restricted stock unit. Our Board of Directors has also approved a quarterly stock dividend equivalent of $0.10 per outstanding restricted stock unit granted to certain of our executive officers during fiscal years 2011 and 2012 in lieu of a cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on September 20, 2011 to stockholders and restricted stock unit holders of record at the close of business on September 8, 2011.

Earnings Conference Call:

We will host our fourth quarter and fiscal year ended June 30, 2011 earnings call today at 5:00 p.m. (Eastern Time) – August 24, 2011. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Relations section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until midnight on September 7, 2011. A live audiocast will also be accessible to the public by calling (800) 299-7089 or from outside the U.S., (617) 801-9714. When prompted, the following access is required: 47324912. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on September 7, 2011. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 46925351.

SOLERA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2011	2010	2011	2010
Revenues	$182,084	$154,719	$684,697	$631,348
Cost of revenues:
Operating expenses	36,241	31,824	134,649	130,852
Systems development and programming costs	19,269	15,776	68,932	67,926

Total cost of revenues (excluding depreciation and amortization)	55,510	47,600	203,581	198,778
Selling, general and administrative expenses	50,933	42,449	187,701	170,562
Depreciation and amortization	22,607	22,262	83,088	88,978
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	4,878	889	7,093	5,910
Acquisition and related costs	6,706	1,074	9,687	4,032
Interest expense	8,913	7,532	31,102	32,782
Other expense, net	8,295	3,351	7,815	3,964

	157,842	125,157	530,067	505,006

Income before provision for income taxes	24,242	29,562	154,630	126,342
Income tax provision (benefit)	4,415	8,581	(14,427)	32,171

Net income	19,827	20,981	169,057	94,171
Less: Net income attributable to noncontrolling interests	2,586	2,395	11,680	9,739

Net income attributable to Solera Holdings, Inc.	$17,241	$18,586	$157,377	$84,432

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.24	$0.26	$2.23	$1.20

Diluted	$0.24	$0.26	$2.22	$1.20

Dividends paid per share	$0.08	$0.06	$0.30	$0.25

Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	70,693	69,867	70,349	69,587

Diluted	71,045	70,088	70,683	69,763

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2011	2010	2011	2010
Net income attributable to Solera Holdings, Inc.	$17,241	$18,586	$157,377	$84,432
Add: Income tax provision (benefit)	4,415	8,581	(14,427)	32,171

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	21,656	27,167	142,950	116,603
Add: Depreciation and amortization	22,607	22,262	83,088	88,978
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	4,878	889	7,093	5,910
Add: Acquisition and related costs	6,706	1,074	9,687	4,032
Add: Interest expense	8,913	7,532	31,102	32,782
Add: Other expense, net	8,295	3,351	7,815	3,964
Add: Stock-based compensation expense	3,192	2,643	13,579	9,607

Adjusted EBITDA	$76,247	$64,918	$295,314	$261,876

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Fiscal Years Ended June 30,
	2011	2010	2011	2010
Net income attributable to Solera Holdings, Inc.	$17,241	$18,586	$157,377	$84,432
Add: Income tax provision (benefit)	4,415	8,581	(14,427)	32,171

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	21,656	27,167	142,950	116,603
Add: Amortization of acquisition-related intangibles	16,053	16,011	57,809	64,692
Add: Restructuring charges, asset impairments and other costs associated with exit and disposal activities	4,878	889	7,093	5,910
Add: Acquisition and related costs	6,706	1,074	9,687	4,032
Add: Other expense, not including interest income	8,874	3,990	9,921	5,845
Add: Stock-based compensation expense	3,192	2,643	13,579	9,607

Adjusted Net Income before income tax provision (benefit)	61,359	51,774	241,039	206,689
Less: Assumed provision for income taxes at 28%	(17,181)	(14,497)	(67,491)	(57,873)

Adjusted Net Income	$44,178	$37,277	$173,548	$148,816

Adjusted Net Income per share:
Basic	$0.62	$0.53	$2.47	$2.14

Diluted	$0.62	$0.53	$2.46	$2.13

Weighted-average shares used in the calculation of GAAP net income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	70,693	69,867	70,349	69,587

Diluted	71,045	70,088	70,683	69,763

SOLERA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$371,101	$240,522
Accounts receivable, net	135,589	99,682
Other receivables	19,037	12,989
Other current assets	24,895	20,713
Deferred income tax assets	10,321	4,059

Total current assets	560,943	377,965
Property and equipment, net	64,485	53,255
Goodwill	1,059,749	635,709
Intangible assets, net	416,100	275,492
Other noncurrent assets	19,462	12,065
Noncurrent deferred income tax assets	48,396	2,167

Total assets	$2,169,135	$1,356,653

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,798	$25,420
Accrued expenses and other current liabilities	140,270	103,921
Income taxes payable	10,837	7,041
Deferred income tax liabilities	1,187	1,673
Current portion of long-term debt	24,042	5,442

Total current liabilities	214,134	143,497
Long-term debt	1,020,383	538,018
Other noncurrent liabilities	24,127	34,140
Noncurrent deferred income tax liabilities	30,541	33,752

Total liabilities	1,289,185	749,407
Redeemable noncontrolling interests	94,841	94,431
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 70,795 shares and 70,017 shares issued and outstanding as of June 30, 2011 and 2010, respectively	587,265	545,048
Retained earnings	151,366	22,550
Accumulated other comprehensive income (loss)	36,413	(60,583)

Total Solera Holdings, Inc. stockholders’ equity	775,044	507,015
Noncontrolling interests	10,065	5,800

Total stockholders’ equity	785,109	512,815

Total liabilities and stockholders’ equity	$2,169,135	$1,356,653

SOLERA HOLDINGS, INC.

SELECTED STATEMENT OF CASH FLOWS INFORMATION

FOR THE FISCAL YEARS ENDED JUNE 30, 2011 AND 2010

(In thousands)

(Unaudited)

	Fiscal Years Ended June 30,
	2011	2010
Net cash provided by operating activities	$211,531	$190,284
Net cash used in investing activities	(543,558)	(111,287)
Net cash provided by (used in) financing activities	410,901	(28,927)
Effect of foreign currency exchange rate changes on cash and cash equivalents	51,705	(32,968)

Net change in cash and cash equivalents	130,579	17,102
Cash and cash equivalents, beginning of period	240,522	223,420

Cash and cash equivalents, end of period	$371,101	$240,522

Supplemental cash flow information:
Cash paid for interest	$30,884	$31,887
Cash paid for income taxes	$39,289	$41,147
Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$8,684	$3,585
Accrued contingent purchase consideration	$800	$732

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in almost 60 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about: continued profitable growth; our expectations regarding our prospects and business outlook for fiscal year 2012; our expectations and beliefs regarding changes in foreign currency exchange rates; and statements about dividends, our effective tax rate and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate Explore or our other acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility and indenture; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2011 and our Periodic Report on Form 8-K filed on June 7, 2011. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com